Exhibit 3.2

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS
OF THE SERIES D NON-VOTING CONVERTIBLE PREFERRED STOCK OF
DYNATRONICS CORPORATION
I, Kelvyn H. Cullimore, Jr., hereby certify that I am the Chief Executive Officer of Dynatronics Corporation (the "Company"), a corporation incorporated and existing under the Utah Revised Business Corporation Act (the "Act"), and further do hereby certify:
That pursuant to the authority expressly conferred upon the Board of Directors of the Company (the "Board") by the Company's Articles of Incorporation, as amended (the "Articles of Incorporation"), the Board on ________, 2017 adopted the following resolutions creating a series of shares of preferred stock designated as Series D Non-Voting Convertible Preferred Stock, none of which shares have been issued:
RESOLVED, that the Board designates the Series D Non-Voting Convertible Preferred Stock and the number of shares constituting such series, and fixes the rights, powers, preferences, privileges and restrictions relating to such series in addition to any set forth in the Articles of Incorporation as attached hereto.
IN WITNESS WHEREOF, the Company has caused this Certificate to be executed by Kelvyn H. Cullimore, Jr., CEO, an authorized person, on the ___ day of _______, 2017.

DYNATRONICS CORPORATION
a Utah corporation,

By
Kelvyn H. Cullimore, Jr., CEO

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS
OF THE SERIES D NON-VOTING CONVERTIBLE PREFERRED STOCK OF
DYNATRONICS CORPORATION

TABLE OF CONTENTS
Section 1.	Definitions	1

Section 2.	Designation, Amount and Par Value	5

Section 3.	Dividends	6

(a)	Dividends in Cash	6

(b)	Dividend Calculations	6

(c)	Late Fees	6

(d)	Other Securities	6

Section 4.	Voting Rights	6

Section 5.	Liquidation	7

Section 6.	Certain Adjustments	7

(a)	Stock Dividends and Stock Splits	7

(b)	Subsequent Rights Offerings	7

(c)	Pro Rata Distributions	8

(d)	Fundamental Transaction	8

(e)	Calculations	9

(f)	Notice to the Holders of Adjustment to Conversion Price	9

Section 7.	Mandatory Conversion	9

(a)	Mandatory Conversion Upon Shareholder Approval	10

(b)	Conversion Price	10

(c)	Mechanics of Conversion	10

(d)	Reservation of Shares Issuable Upon Conversion	10

(e)	Fractional Shares	10

Section 8.	Redemption Upon Triggering Events	11

Section 9.	Miscellaneous	12

(a)	Notices	12

(b)	Absolute Obligation	13

(c)	Governing Law	13

(d)	Waiver	14

(e)	Severability	14

(f)	Next Business Day	14

(g)	Headings	14

(h)	Status of Converted or Redeemed Series D Preferred Stock	14

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS
OF THE SERIES D NON-VOTING CONVERTIBLE PREFERRED STOCK OF
DYNATRONICS CORPORATION
TERMS OF PREFERRED STOCK
Section 1.  Definitions. For the purposes of this Certificate of Designations, Preferences and Rights of the Series D Non-Voting Convertible Preferred Stock ("Designation of Rights") of Dynatronics Corporation, a Utah corporation (the "Company"), the following terms shall have the following meanings.  Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement:
"Affiliate" means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act.
"Alternate Consideration" shall have the meaning set forth in Section 6(d).
"Bankruptcy Event" means any of the following events: (a) the Company or any Significant Subsidiary (as such term is defined in Rule 1-02(w) of Regulation S-X) thereof commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Company or any Significant Subsidiary thereof, (b) there is commenced against the Company or any Significant Subsidiary thereof any such case or proceeding that is not dismissed within 60 days after commencement, (c) the Company or any Significant Subsidiary thereof is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered, (d) the Company or any Significant Subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 calendar days after such appointment, (e) the Company or any Significant Subsidiary thereof makes a general assignment for the benefit of creditors, (f) the Company or any Significant Subsidiary thereof calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts, or (g) the Company or any Significant Subsidiary thereof, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.
"Board of Directors" means the Board of Directors of the Company.
"Business Day" means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of Utah are authorized or required by law or other governmental action to close.
"Change of Control Transaction" means the occurrence after the date hereof of any of (a) an acquisition after the date hereof by an individual or legal entity or "group" (as described in Rule 13d 5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of 33% of the voting securities of the Company (other than by means of conversion or exercise of Series D Preferred Stock and the Securities issued together with the Series D Preferred Stock), (b) the Company merges into or consolidates with any other Person, or any Person merges into or consolidates with the Company and, after giving effect to such transaction, the shareholders of the Company immediately prior to such transaction own less than 66% of the aggregate voting power of the Company or the successor entity of such transaction, (c) the Company sells or transfers all or substantially all of its assets to another Person and the shareholders of the Company immediately prior to such transaction own less than 66% of the aggregate voting power of the acquiring entity immediately after the transaction, (d) a replacement at one time or within a one year period of more than one half of the members of the Board of Directors which is not approved by a majority of those individuals who are members of the Board of Directors on the Original Issue Date (or by those individuals who are serving as members of the Board of Directors on any date whose nomination to the Board of Directors was approved by a majority of the members of the Board of Directors who are members on the Original Issue Date), or (e) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth in clauses (a) through (d) above.

"Closing" means the closing of the purchase and sale of the assets acquired by the Company pursuant to the terms of the Purchase Agreement.
"Commission" means the United States Securities and Exchange Commission.
"Common Stock" means the Company's common stock, no par value per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.
"Common Stock Equivalents" means any securities of the Company or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.
"Conversion Amount" means the sum of the Stated Value at issue.
"Conversion Date" shall have the meaning set forth in Section 7.
"Conversion Price" shall have the meaning set forth in Section 7.
"Conversion Shares" means, collectively, the shares of Common Stock issued and issuable upon conversion of the Series D Preferred Stock in accordance with the terms hereof.
"Conversion Shares Registration Statement" means a registration statement that registers the resale of all Conversion Shares of the Holders, who shall be named as "selling shareholders" therein and meets the requirements of the Registration Rights Agreement.
"Dividend Payment Date" shall have the meaning set forth in Section 3(a).
"Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

"Fundamental Transaction" shall have the meaning set forth in Section 6(d).
"GAAP" means United States generally accepted accounting principles.
"Holder" shall have the meaning given such term in Section 2.
"Junior Securities" means the Common Stock and all Common Stock Equivalents of the Company other than those securities which are explicitly senior or pari passu to the Series D Preferred Stock in dividend rights or liquidation preference.
"Liquidation" shall have the meaning set forth in Section 5.
"Mandatory Conversion" shall have the meaning set forth in Section 7.
"Mandatory Conversion Date" shall have the meaning set forth in Section 7.
"Nasdaq" means The NASDAQ Stock Market, LLC.
"Nasdaq Insider" means any officer, director, employee or consultant of the Company, as those terms are interpreted pursuant to Nasdaq Listing Rule 5635(c).
"Original Issue Date" means the date of the first issuance of any shares of the Series D Preferred Stock regardless of the number of transfers of any particular shares of Series D Preferred Stock and regardless of the number of book-entries which may be registered to evidence such Series D Preferred Stock.
"Person" means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.
"Purchase Agreement" means the Asset Purchase Agreement, dated as of [_______], 2017, between the Company and the original Holder, as amended, modified or supplemented from time to time in accordance with its terms.
"Registration Rights Agreement" means the Registration Rights Agreement, dated as of the date of the Purchase Agreement, between the Company and the original Holder, in the form of Exhibit [●] attached to the Purchase Agreement.
"Rule 144" means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.
"Rule 424" means Rule 424 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such Rule.
"Securities" means the shares of Series D Preferred Stock and the Underlying Shares.

"Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
"Series A Preferred Stock" means the Company's Series A 8% Convertible Preferred Stock.
"Series B Preferred Stock" means the Company's Series B 8% Convertible Preferred Stock.
"Series C Preferred Stock" means the Company's Series C Non-Voting Convertible Preferred Stock.
"Series D Preferred Stock" shall have the meaning set forth in Section 2.
"Share Delivery Date" shall have the meaning set forth in Section 7.
"Shareholder Approval" means such approval as may be required by the applicable rules and regulations of Nasdaq (or any successor entity) from the shareholders of the Company with respect to the transactions contemplated by the Transaction Documents, including, but not limited to (i) the issuance of the Underlying Shares upon the Mandatory Conversion provided for in Section 7; and (ii) the issuance of shares of Common Stock upon conversion or otherwise as provided in this Designation of Rights to Nasdaq Insiders at prices less than market value of the Common Stock in a private placement.
"Stated Value" shall have the meaning set forth in Section 2, as the same may be increased pursuant to Section 3.
"Subsidiary" means any subsidiary of the Company as set forth on Schedule 3.1(a) of the Purchase Agreement and shall, where applicable, also include any direct or indirect subsidiary of the Company formed or acquired after the date of the Purchase Agreement.
"Successor Entity" shall have the meaning set forth in Section 6(d).
"Trading Day" means a day on which the principal Trading Market is open for business.
"Trading Market" means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the OTCQB or OTCQX (or any successors to any of the foregoing).
"Transaction Documents" means this Designation of Rights, the Purchase Agreement, the Registration Rights Agreement, the Employment Agreements, the Voting Agreement, all exhibits and schedules thereto and hereto and any other documents or agreements executed in connection with the transactions contemplated pursuant to the Purchase Agreement.
"Transfer Agent" means Interwest Transfer Company, the current transfer agent of the Company with a mailing address of 1981 East Murray Holladay Road, Salt Lake City, Utah 84117 and a phone number of 801-272-9294, and any successor transfer agent of the Company.

"Triggering Event" shall have the meaning set forth in [______]
"Triggering Redemption Amount" means, for each share of Series D Preferred Stock, the sum of (a) the greater of (i) 130% of the Stated Value and (ii) the product of (y) the VWAP on the Trading Day immediately preceding the date of the Triggering Event and (z) the Stated Value divided by the then Conversion Price, (b) all accrued but unpaid dividends thereon and (c) all liquidated damages and other costs, expenses or amounts due in respect of the Series D Preferred Stock.
"Triggering Redemption Payment Date" shall have the meaning set forth in [_________].
"Underlying Shares" means the shares of Common Stock issuable upon conversion of the Series D Preferred Stock.
"Voting Agreement" means the written agreement, in the form of Exhibit [●] attached to the Purchase Agreement, of certain of the officers, directors and shareholders of the Company holding more than 10% of the issued and outstanding shares of Common Stock on the date of the Purchase Agreement, to vote all Common Stock over which such Persons have voting control as of the record date in favor of Shareholder Approval as defined herein, at the meeting of shareholders of the Company, amounting to, in the aggregate, at least 35% of all current voting power of the Company.
"VWAP" means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if the OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTCQB or OTCQX, (c) if the Common Stock is not then listed or quoted for trading on the OTCQB or OTCQX and if prices for the Common Stock are then reported in the "Pink Sheets" published by OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holders of a majority in interest of the Securities then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.
Section 2.  Designation, Amount and Par Value. There shall hereby be created and established a series of the previously authorized, undesignated and unissued no par value preferred stock of the Company designated as "Series D Non-Voting Convertible Preferred Stock" (the "Series D Preferred Stock") and the number of shares so designated shall be up to _________ (________) (which shall not be subject to increase without the written consent of all of the holders of the Series D Preferred Stock (each, a "Holder" and collectively, the "Holders")). Each share of Series D Preferred Stock shall have no par value per share and a stated value equal to [__________________] (aggregate stated value of all shares of Series D Preferred Stock of Four Million Dollars ($4,000,000)), subject to increase as set forth herein (the "Stated Value").

Section 3.  Dividends.
(a) Dividends in Cash. Subject to the dividend rights of the holders of the Series A Preferred Stock and the Series B Preferred Stock, and pari passu with the Series C Preferred Stock, the Holders shall be entitled to receive, and the Company shall pay, cumulative dividends at the rate per share (as a percentage of the Stated Value per share) of 6% per annum, payable quarterly on January 1, April 1, July 1 and October 1, beginning January 1, 2018, and on each Mandatory Conversion Date (each such date, a "Dividend Payment Date") (if any Dividend Payment Date is not a Trading Day, the applicable payment shall be due on the next succeeding Trading Day) in cash.
(b) Dividend Calculations. Dividends on the Series D Preferred Stock shall be calculated on the basis of a 360-day year, consisting of twelve 30-calendar day periods, and shall accrue daily commencing on the Original Issue Date, and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends. Dividends shall cease to accrue with respect to any shares of Series D Preferred Stock actually converted, provided that the Company actually provides book-entry registration or delivers certificates with respect to such Conversion Shares within the time period required by Section 7 herein.
(c) Late Fees. Any dividends that are not paid within five (5) Trading Days following a Dividend Payment Date shall continue to accrue and shall entail a late fee, payable in cash, at the rate of 18% per annum or the lesser rate permitted by applicable law which shall accrue daily from the Dividend Payment Date through and including the date of actual payment in full.
(d) Other Securities. So long as any shares of Series D Preferred Stock shall remain outstanding, neither the Company nor any Subsidiary thereof shall redeem, purchase or otherwise acquire directly or indirectly any Junior Securities or (subject to any express redemption rights provided to holders of Series C Preferred Stock) shares pari passu with the Series D Preferred Stock. So long as any shares of Series D Preferred Stock shall remain outstanding, neither the Company nor any Subsidiary thereof shall directly or indirectly pay or declare any dividend or make any distribution upon (other than a dividend or distribution described in Section 7 or dividends due and paid in the ordinary course on any other series of preferred stock of the Company at such times when the Company is in compliance with its payment and other obligations hereunder), nor shall any distribution be made in respect of, any Junior Securities or shares pari passu with the Series D Preferred Stock as long as any dividends due on the Series D Preferred Stock remain unpaid, nor shall any monies be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of any Junior Securities or (subject to any express redemption rights provided to holders of Series C Preferred Stock) shares pari passu with the Series D Preferred Stock.
Section 4.  Voting Rights. Except as otherwise provided herein or as otherwise required by law, the Series D Preferred Stock shall have no voting rights. However, as long as any shares of Series D Preferred Stock are outstanding, the Company shall not, without the affirmative vote of the Holders of a majority of the then outstanding shares of Series D Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Series D Preferred Stock or alter or amend this Designation of Rights, (b) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a Liquidation (as defined in Section 5) senior to, or otherwise pari passu with, the Series D Preferred Stock, (c) amend its articles of incorporation or other charter documents in any manner that adversely affects any rights of the Holders, (d) increase the number of authorized shares of Series D Preferred Stock, or (e) enter into any agreement with respect to any of the foregoing.

Section 5.  Liquidation. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a "Liquidation"), subject to the preferences of the Series A Preferred Stock and the Series B Preferred Stock, and pari passu with the holders of the Series C Preferred Stock, the Holders shall be entitled to receive out of the assets, whether capital or surplus, of the Company an amount equal to the Stated Value, plus any accrued and unpaid dividends thereon and any other fees or liquidated damages then due and owing thereon under this Designation of Rights, for each share of Series D Preferred Stock, before any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders shall be ratably distributed among the Holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. A Fundamental Transaction or Change of Control Transaction shall not be deemed a Liquidation. The Company shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each Holder.
Section 6.  Certain Adjustments.
(a) Stock Dividends and Stock Splits. If the Company, at any time while shares of this Series D Preferred Stock are outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company upon conversion of the Series D Preferred Stock), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Company, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Company) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 6(a) shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re classification.
(b) Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 6(a) above, if at any time the Company grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the "Purchase Rights"), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of such Holder's shares of Series D Preferred Stock immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

(c) Pro Rata Distributions. During such time as the Series D Preferred Stock is outstanding, if the Company declares or makes any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a "Distribution"), then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete Conversion of this Series D Preferred Stock.
(d) Fundamental Transaction. If, at any time while this Series D Preferred Stock is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a "Fundamental Transaction"), then, upon any subsequent conversion of this Series D Preferred Stock, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the "Alternate Consideration") receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Series D Preferred Stock is convertible immediately prior to such Fundamental Transaction. For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one (1) share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Series D Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Company or surviving entity in such Fundamental Transaction shall file a new Designation of Rights with the same terms and conditions and issue to the Holders new preferred stock consistent with the foregoing provisions and evidencing the Holders' right to convert such preferred stock into Alternate Consideration. The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the "Successor Entity") to assume in writing all of the obligations of the Company under this Designation of Rights and the other Transaction Documents (as defined in the Purchase Agreement) in accordance with the provisions of this Section 6(d) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Holder of shares of this Series D Preferred Stock, deliver to the Holder in exchange for the shares of Series D Preferred Stock a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Series D Preferred Stock which is convertible for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon conversion of this Series D Preferred Stock prior to such Fundamental Transaction, and with a conversion price which applies the conversion price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such conversion price being for the purpose of protecting the economic value of this Series D Preferred Stock immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Designation of Rights and the other Transaction Documents referring to the "Corporation" shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Designation of Rights and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein.

(e) Calculations. All calculations under this Section 6 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 6, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Company) issued and outstanding.
(f) Notice to the Holders of Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 6, the Company shall promptly deliver to each Holder by facsimile or email a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

Section 7.  Mandatory Conversion.
(a) Mandatory Conversion Upon Shareholder Approval.  Notwithstanding anything herein to the contrary, on the date of Shareholder Approval (the "Mandatory Conversion Date"), without any required notice to the Holder or from the Holder, the Company shall convert all of the Holder's shares of Preferred Stock (the "Mandatory Conversion") into Conversion Shares at the then effective Conversion Price on the Mandatory Conversion Date. In connection with the Mandatory Conversion, each share of Series D Preferred Stock shall be convertible into that number of shares of Common Stock determined by dividing the Stated Value of such Series D Preferred Stock by the Conversion Price.  Until Shareholder Approval has been obtained, no conversion of shares of Series D Preferred Stock shall occur, and the Company shall not effect any conversion of shares of Series D Preferred Stock for the account of Holder.  Series D Preferred Stock converted into Common Stock shall be canceled, shall no longer be outstanding or designated as Series D Non-Voting Convertible Preferred Stock, and shall resume the status of authorized but unissued shares of preferred stock of the Company.
(b) Conversion Price.  The conversion price for the Series D Preferred Stock shall equal $______ per share, subject to adjustment herein (the "Conversion Price").
(c) Mechanics of Conversion.  Not later than five Trading Days after the Mandatory Conversion Date (the "Share Delivery Date"), the Company shall cause to be delivered to the Holder by in book-entry format registered with the Company's Transfer Agent, or by delivery of share certificates, the number of Conversion Shares being acquired, which, on or after the earlier of (i) the six month anniversary of the Original Issue Date or (ii) the Effective Date, shall be free of restrictive legends and trading restrictions, and (B) a bank check in the amount of accrued and unpaid dividends.
(d) Reservation of Shares Issuable Upon Conversion.  The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series D Preferred Stock, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder, not less than such aggregate number of shares of the Common Stock as shall (subject to the terms and conditions set forth in the Purchase Agreement) be issuable (taking into account the adjustments and restrictions of Section 6) upon the conversion of the then outstanding shares of Series D Preferred Stock. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable and, if the Conversion Shares Registration Statement is then effective under the Securities Act, shall be registered for public resale in accordance with such Conversion Shares Registration Statement (subject to such Holder's compliance with its obligations under the Registration Rights Agreement).
(e) Fractional Shares.  No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Series D Preferred Stock.  As to any fraction of a share which the Holder would otherwise be entitled upon such conversion, the Company shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share.

Section 8.  Redemption Upon Triggering Events.
(i) "Triggering Event" means, wherever used herein any of the following events (whatever the reason for such event and whether such event shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):the failure of the initial Conversion Shares Registration Statement (subject to any Rule 415 or other cutbacks pursuant to the Registration Rights Agreement to be declared effective by the Commission on or prior to the 180th day after the Original Issue Date or the Company does not meet the current public information requirements under Rule 144 in respect of the Registrable Securities (as defined under the Registration Rights Agreement);
(ii) if, during the Effectiveness Period (as defined in the Registration Rights Agreement), the effectiveness of the Conversion Shares Registration Statement lapses for more than an aggregate of 60 calendar days (which need not be consecutive calendar days) during any 12-month period, or the Holders shall not otherwise be permitted to resell Registrable Securities under the Conversion Shares Registration Statement for more than an aggregate of 60 calendar days (which need not be consecutive calendar days) during any 12-month period;
(iii) the Company shall fail to deliver Conversion Shares issuable upon a conversion hereunder that comply with the provisions hereof prior to the fifth Trading Day after such shares are required to be delivered hereunder, or the Company shall provide written notice to any Holder, including by way of public announcement, at any time, of its intention not to comply with requests for conversion of any shares of the Series D Preferred Stock in accordance with the terms hereof;
(iv) the Company shall fail to have available a sufficient number of authorized and unreserved shares of Common Stock to issue to such Holder upon a conversion hereunder;
(v) unless specifically addressed elsewhere in this Designation of Rights as a Triggering Event, the Company shall fail to observe or perform any other covenant, agreement or warranty contained in, or otherwise commit any breach of the Transaction Documents, and such failure or breach shall not, if subject to the possibility of a cure by the Company, have been cured within 30 calendar days after the date on which written notice of such failure or breach shall have been delivered;
(vi) the Company shall redeem more than a de minimis number of Junior Securities other than as to repurchases of Common Stock or Common Stock Equivalents from departing officers and directors, provided that, while any of the Series D Preferred Stock remains outstanding, such repurchases shall not exceed an aggregate of $10,000 from all officers and directors;
(vii) the Company shall be party to a Change of Control Transaction;
(viii) there shall have occurred a Bankruptcy Event;

(ix) the Common Stock shall fail to be listed or quoted for trading on a Trading Market for more than five (5) Trading Days, which need not be consecutive Trading Days;
(x) the electronic transfer by the Company of shares of Common Stock through the Depository Trust Company or another established clearing corporation is no longer available or is subject to a "chill"; or
(xi) any monetary judgment, writ or similar final process shall be entered or filed against the Company, any subsidiary or any of their respective property or other assets for more than $50,000, and such judgment, writ or similar final process shall remain unvacated, unbonded or unstayed for a period of 45 calendar days.
(b) Upon the occurrence of a Triggering Event, and subject to the redemption rights of the holders of the Series A Preferred Stock and the Series B Preferred Stock, and pari passu with the rights of the holders of the Series C Preferred Stock, each Holder shall (in addition to all other rights it may have hereunder or under applicable law,) have the right, exercisable at the sole option of such Holder, to require the Company to, (A) with respect to the Triggering Events set forth in Sections 9(a)(iii), (v), (vii), (as to Changes of Control approved by the Board of Directors of the Company) and (viii) (as to voluntary filings only), redeem all of the shares of Series C Preferred Stock then held by such Holder for a redemption price, in cash, equal to the Triggering Redemption Amount or (B) at the option of each Holder and with respect to the Triggering Events set forth in Sections 9(a)(i), (ii), (iv), (vi), (vii) (as to Changes of Control not approved by the Board of Directors of the Company), (viii) (as to involuntary filings only), (ix), (x), and (xi) either (a) redeem all of the shares of Series C Preferred Stock then held by such Holder for a redemption price, in shares of Common Stock, equal to a number of shares of Common Stock equal to the Triggering Redemption Amount divided by 75% of the average of the 10 VWAPs immediately prior to the date of election hereunder; provided, however, that, prior to Shareholder Approval, the Company shall not, under any circumstances, issue any shares of Common Stock pursuant to this Section 8, or (b) increase the dividend rate on all of the outstanding shares of Series D Preferred Stock held by such Holder to 18% per annum thereafter.  The Triggering Redemption Amount, in cash or in shares, shall be due and payable or issuable, as the case may be, within five (5) Trading Days of the date on which the notice for the payment therefor is provided by a Holder (the "Triggering Redemption Payment Date").  If the Company fails to pay in full the Triggering Redemption Amount hereunder on the date such amount is due in accordance with this Section 8 (whether in cash or shares of Common Stock), the Company will pay interest thereon at a rate equal to the lesser of 18% per annum or the maximum rate permitted by applicable law, accruing daily from such date until the Triggering Redemption Amount, plus all such interest thereon, is paid in full.  For purposes of this Section 8, a share of Series D Preferred Stock is outstanding until such date as the applicable Holder shall have received Conversion Shares upon a conversion (or attempted conversion) thereof that meets the requirements hereof or has been paid the Triggering Redemption Amount in cash.
Section 9.  Miscellaneous.
(a) Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder shall be in writing and delivered personally, by facsimile or email attachment, or sent by a nationally recognized overnight courier service, addressed to the Company, at the principal office of the Company, Attention: Chief Executive Officer, facsimile number 801-568-7711, e-mail address: kelvyn@dynatronics.com, or such other address or facsimile number or e-mail address as the Company may specify for such purposes by notice to the Holders delivered in accordance with this Section 9. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile or e-mail, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number or address of such Holder appearing on the books of the Company, or if no such facsimile number or address appears on the books of the Company, at the principal place of business of such Holder, as set forth in the Purchase Agreement. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number or e-mail at the e-mail address set forth in this Section 9 at or prior to 5:30 p.m. (Salt Lake City time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number or e-mail at the e-mail address set forth in this Section 9 on a day that is not a Trading Day or later than 5:30 p.m. (Salt Lake City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b) Absolute Obligation. Except as expressly provided herein, no provision of this Designation of Rights shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay liquidated damages, accrued dividends and accrued interest, as applicable, on the Series D Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.
(c) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Designation of Rights shall be governed by and construed and enforced in accordance with the internal laws of the State of Utah, without regard to the principles of conflict of laws thereof.
(d) Waiver. Any waiver by the Company or a Holder of a breach of any provision of this Designation of Rights shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Designation of Rights or a waiver by any other Holders. The failure of the Company or a Holder to insist upon strict adherence to any term of this Designation of Rights on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Designation of Rights on any other occasion. Any waiver by the Company or a Holder must be in writing.
(e) Severability. If any provision of this Designation of Rights is invalid, illegal or unenforceable, the balance of this Designation of Rights shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(f) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.
(g) Headings. The headings contained herein are for convenience only, do not constitute a part of this Designation of Rights and shall not be deemed to limit or affect any of the provisions hereof.
(h) Status of Converted or Redeemed Series D Preferred Stock. Series D Preferred Stock may only be issued pursuant to the Purchase Agreement. If any shares of Series D Preferred Stock shall be converted, redeemed or reacquired by the Company, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series D Non-Voting Convertible Preferred Stock.
*******************